Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of the __th day of June 1, 2013 the “Effective Date”) by and between Pizza Fusion Holdings, Inc. a Florida Profit Corporation, (the “Company”), and Randy G. Romano (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENTS

1. Term. The term of this Agreement shall begin on the Effective Date and shall end on May 30, 2020 (the “Initial Term”), unless extended or earlier terminated in accordance with the terms of this Agreement (the Initial Term and any extension or earlier termination thereof is referred to as the “Term”). If not earlier terminated, the Term of this Agreement shall be automatically extended for an additional one (1) year on May 30th, 2020, and each and every year thereafter, unless, at least sixty (60) days before that date, either party has given the other party written notice of its or his intention not to extend the Term, in which case the Term and Executive’s employment shall automatically terminate.

2. Position and Duties. The Company hereby employs Executive as the President of Pizza Fusion Holdings, Inc. Executive shall have such responsibilities, duties, and authorities as are assigned to him by Company’s Chief Executive Officer, or the Company’s Board of Directors (the “Board”). The Executive shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance in all material respects with the Company’s policies and practices and the laws and regulations that apply to the Company’s operations and administration.

3. Compensation. During the Term, the Company shall (subject to applicable tax withholding requirements) compensate Executive as follows:

a. Base Salary. As of the Effective Date, the gross annual salary payable to Executive shall be One Hundred Fifty Thousand Dollars ($150,000.00) per year payable on a regular basis in accordance with the Company’s standard payroll policies and procedures (the “Base Salary”); provided, that the Base Salary payable to the Executive during the remainder of 2015 shall be appropriately prorated based on the period remaining during such year. The Base Salary shall be subject to a minimum increase at an annual compound rate of 5% and may be adjusted by the Board from time-to-time in its discretion but in no event shall the Base Salary be reduced below $150,000 plus annual increases without the Executive’s prior consent.

b. Perquisites, Benefits, and Other Compensation. Executive shall be eligible for the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Company. For purposes of this Agreement, the perquisites to be made available to the Executive are as set forth on Schedule 3(b) hereof.

c. Annual Bonus; Back Pay.

i. Executive shall be eligible for an annual bonus during each fiscal year of the Term, as reasonably determined by the Company’s Chief Executive Officer and the Board based upon the Company’s achievement of financial and other goals approved by the Board, provided he remains employed by the Company through the end of such fiscal year. Executive’s annual bonus for each fiscal year of the Term shall be paid in accordance with the Company’s customary practices for payment of annual bonuses.

d. Stock Options (Additional Consideration). Executive shall be eligible for grants of equity-based compensation under and pursuant the terms and conditions of any plan adopted by the Company from time to time (a “Plan”), as such grants are determined by the committee (or the Company’s Board) administering the Plan in its sole discretion. When issued, all grants of stock under this Paragraph shall be fully paid, non-assessable, and shall bear a usual and customary restrictive legend. Any stock grant to employee under the terms of this Agreement shall be subject to the usual non-dilution, and “take me along” registration rights.

4. Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all reasonable and proper business travel and other out-of-pocket expenses incurred by Executive in the performance of his duties and responsibilities to the Company under § 2 during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting and reimbursement policies and applicable federal and state tax recordkeeping requirements.

5. Place of Performance. Executive shall carry out his duties and responsibilities under § 2 principally in and from the Company’s headquarters, which currently are in Boca Raton, Florida. Executive shall not be required to relocate outside of Broward or Palm Beach Counties, Florida.

6. Termination; Rights on Termination. Executive’s employment and the Term may be terminated in any one of the following ways:

a. Termination for Executive’s Death or Disability. Executive’s employment hereunder will terminate during the Term upon Executive’s death. In addition, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred eighty (180) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination of Executive’s employment due to death or Disability, two years (2) compensation and benefits shall be payable to Executive or his estate after the date of termination.

b. Termination by the Company. At any time during the Term, the Company may, for any reason whatsoever, terminate the Executive’s employment hereunder. In the event Executive’s employment is terminated during the Term, then Executive shall be entitled to compensation pursuant to § 3(a) and (b) through the remaining term of this agreement, but not less than one year. Additionally, the Executive shall be entitled to a pro rata portion of any bonus, if any, awarded pursuant to § 3(c)(i) above.

c. Termination by Executive. Following an initial term of employment of twelve months from the date of this Agreement, the Executive may resign for any reason or no reason, effective thirty (30) days after he provides written notice of his intent to resign to the Company, then Executive shall be entitled to compensation pursuant to § 3(a) and (b). for a period of one year (1) after the date of termination. Additionally, the Executive shall be entitled to a pro rata portion of any bonus, if any, awarded pursuant to § 3(c)(i) above.

d. Payment through Termination. Upon termination of Executive’s employment for any reason, except a termination by the Company pursuant to § 6(a) and §6(c) Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due under this Agreement through the effective date of his termination of employment and remaining term of this contract pursuant to §1.

(i) If Executive exercises his right under applicable law to elect continued coverage under the Company’s health insurance plan (“COBRA Coverage”), the Company shall reimburse Executive for the cost of such COBRA Coverage subject to and in accordance with Company policy, until the earlier of (A) the applicable period set forth above in §6(f)(ii) above or (B) such time as Executive becomes eligible for coverage under a subsequent employer’s group health plan.

(ii) In addition to the foregoing, in the event the Executive’s employment is terminated by the Company, then any outstanding Options, if any, granted to the Executive pursuant to §3(d) hereof shall be immediately vested.

7. Expiration of Agreement. If either party gives written notice pursuant to § 1 of his or its intent not to extend this Agreement at the end of the Initial Term, and Executive’s employment subsequently terminates, no compensation or benefits shall be payable to Executive after the date of termination.

a. Provisions that Survive Termination or Expiration of Agreement. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of the termination of Executive’s employment or the expiration of this Agreement, except that (i) the Company’s payment obligations under § 6 shall survive such termination or expiration in accordance with their terms, and (ii) Executive’s obligations under §7 through §10 and the Company’s rights under §15 shall survive such termination or expiration in accordance with their terms.

Compliance with Code Section 409A.

i. (i) The parties intend for all payments and benefits described in this Agreement to be either exempt from, or fully compliant with, Section 409A of the Code and this Agreement shall be interpreted accordingly.

ii. (ii) If the Company reasonably determines that any payment or benefit due under this Section 6, or any other amount that may become due to Executive after termination of employment, is subject to Section 409A of the Code and that Executive is a “specified employee,” as defined in Section 409A of the Code, upon termination of Executive’s employment for any reason other than death, no amount may be paid to Executive earlier than six (6) months after the date of termination of Executive’s employment if such payment would violate the provisions of Section 409A of the Code and the regulations issued there-under, and payment for such six (6) month period shall be made on the date that is six (6) months and one (1) day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the termination of Executive’s employment until the date of payment, and future payments shall be made as provided above.

8. Bonus. If Executive’s termination of employment occurs after the end of any fiscal year of the Company for which a bonus would be payable to Executive pursuant to §3(c) above, and Executive’s termination occurs prior to the date bonuses for senior executives are paid for the fiscal year, Executive shall be entitled to payment of any annual bonus that is earned for such fiscal year without regard to whether Executive’s termination of employment precedes the annual bonus payment date.

9. Executive’s Death after Termination. If Executive dies following his date of termination while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive or, failing such appointment, to his surviving spouse, if any, or if none, to his or estate.

10. Executive Covenants.

a. During Executive’s employment with the Company and (i) in the event the Executive’s employment hereunder is terminated by the Company in accordance with § 6(b) or § 6(c) hereof, for a period of one (1) year thereafter (such applicable period, the “Non-Competition Period”), Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

i. solicit or recruit to leave the Company’s employ any significant employee, agent, or contract worker of the Company or the Associated Companies (as defined below) with whom Executive had contact during the course of his employment with the Company; or

ii. solicit any of the actual or targeted prospective franchisee of the Company with whom Executive had contact during the course of his employment with the Company

iii. References to the “Associated Companies” shall mean the Company’s direct and indirect subsidiaries, and any company in which the Company has a fifty percent (50%) or greater ownership interest.

iv. References to the “Business of the Company” shall mean the actual or intended business of the Company during the Term and as of the date the Executive leaves the employment of the Company. As of the date hereof, the Business of the Company is the ownership and national franchising of pizza restaurants.

b. Except as otherwise set forth herein, all of the covenants in this § 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this § 7 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

c. Executive has carefully read and considered the provisions of this § 7 and, having done so, agrees that the restrictive covenants in this § 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.

11. Trade Secrets and Confidential Information.

a. For purposes of this §8, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry in which the Company conducts business, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. “Trade Secret” means Trade secret as defined under the Florida Uniform Trade Secrets Act. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b. Executive acknowledges that in the course of his employment with the Company, he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies. Accordingly, he is willing to enter into the covenants contained in §7, §8, §9 and §10 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

c. Executive hereby agrees that, during his employment and for a period of one (1) years thereafter, he will hold in confidence all Confidential Information of the Company and the Associated Companies that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

d. Executive hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into his knowledge during his employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

e. Notwithstanding the foregoing, the provisions of this §8 will not apply to (i) information required to be disclosed by Executive in the ordinary course of his duties to the Company, or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public other than as a result of a disclosure by the Executive or (iii) is or becomes available to the Executive on a non-confidential basis from a source that is not known to the Executive to be prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation.

f. The parties agree that the restrictions stated in this §8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s rights under applicable state law to protect its trade secrets and confidential information.

12. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer and supplier information, and other property or information delivered to or compiled by Executive by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall deliver all such materials to the Company.

13. Inventions and Ideas. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way reasonably connected with Executive’s services or related to the Business of the Company, the Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the Business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

14. Assignment; Binding Effect. Executive agrees that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement to, or to any subsidiary of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.

15. Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Executive with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

Pizza Fusion Holdings, Inc.

Attn.: Chief Executive Officer

399 NW 2nd Ave

Boca Raton, Florida 33432

To Executive:

Randy G. Romano

22040 Aqua Court

Boca Raton, Florida 33428

17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of § 7(c) above. The section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

18. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to the Company’s relationship with Executive, shall be governed by the internal laws of the State of Florida, irrespective of the choice of law rules of any jurisdiction. Any dispute shall be brought before the Courts located in Palm Beach County, Florida.

19. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have caused this Employment Agreement to be duly executed as of the Effective Date.

COMPANY:

PIZZA FUSION HOLDINGS, INC.

By:	/s/
Chief Executive Officer

EXECUTIVE:

/s/ Randy Romano
Randy Romano

SCHEDULE 3(b)

Perquisites and Benefits

During the Term, the Executive shall be entitled to the following perquisites and benefits:

●	[ ] Automobile. Executive shall receive $600 per month for automobile expenses. Executive shall also receive a gasoline company or other credit card for use in connection with Company business.

●	[ ] Health Insurance. During the Term of the agreement, the Executive shall be entitled to, and the Company shall pay 100% of the cost of, health insurance coverage generally applicable to other senior executives of the Company, subject to availability/insurability of the Executive.

●	[ ] Cell Phone. Executive shall be entitled to a cell phone, the cost of which (including service) shall be paid for by the Company.